Exhibit 10.4

FORM OF PERFORMANCE STOCK OPTION AWARD AGREEMENT

Part I. NOTICE OF STOCK OPTION GRANT

Participant Name:    [•]1

Address:                  [•]

The Participant has been granted a Non-Qualified Stock Option to purchase Ordinary Shares of Gambling.com Group Limited (the “Company”) pursuant to the terms and conditions of this Performance Stock Option Award Agreement (the “Agreement”), as follows. Any capitalized term that is not defined in this Part I of the Agreement titled “Notice of Stock Option Grant” has the meaning assigned to such term in Part II of the Agreement titled “Terms and Conditions of Stock Option Grant,” attached hereto as Exhibit A (the “Terms and Conditions”).

Date of Grant	[•][2], 2021

Exercise Price Per Share	$[•][3]

Total Number of Shares Granted	[•][4]

Total Exercise Price	$[•][5]

Type of Option	Non-Qualified Stock Option

Expiration Date	[•], 2031

I.	Vesting Requirements

This Option is a performance-based stock option award and, subject to Participant continuing as [the Chief Executive Officer]6 / [the Chief Operating Officer]7, or any other full-time C-level officer of the Company as agreed by the Board and the Participant (each of such roles, a “Senior Executive Officer”) through each vesting event shall vest and be exercisable upon the satisfaction of both Market Capitalization Milestones as described in more detail below.

As detailed in the table below, the Option is divided into twelve (12) vesting tranches (each a “Tranche”), with each Tranche representing a portion of the Option covering that number of Shares specified next to the applicable Tranche number in the table below. Each Tranche shall vest upon satisfaction of the Market Capitalization Milestone set forth next to the applicable Tranche in the table below (each, a “Market Capitalization Milestone”), all subject to Participant continuing as a Senior Executive Officer through the date the Administrator determines, approves and certifies that the requisite vesting conditions for the applicable Tranche have been satisfied (a “Certification”). The vesting date of a Tranche will be the date on which the Certification necessary in order for the Tranche to vest is completed.

The Administrator shall, periodically and upon request of the Participant, assess whether the vesting requirements have been satisfied. The maximum term of the Option shall be ten (10) years so that absent earlier termination as provided herein, the Option shall expire automatically on the Expiration Date specified above

[1]	To insert Charles Gillespie or Kevin McCrystle.
[2]	Same date as IPO.
[3]	To insert IPO price.
[4]	6% of the issued and outstanding shares immediately after IPO.
[5]	To equal no less than FMV par share on grant date.
[6]	To insert for Charles Gillespie.
[7]	To insert for Kevin McCrystle.

(without regard to whether any or all of the Option vested or whether Participant exercised any vested part of the Option).

Vesting Requirements for Performance-Based Option.

Tranche#			Vesting Requirements[8]
	Number of Shares Subject to Option		Market Capitalization Milestones[2]
1	[	•][9]	$500,000,000
2	[	•]	$1,000,000,000
3	[	•]	$1,500,000,000
4	[	•]	$2,000,000,000
5	[	•]	$2,500,000,000
6	[	•]	$3,000,000,000
7	[	•]	$3,500,000,000
8	[	•]	$4,000,000,000
9	[	•]	$4,500,000,000
10	[	•]	$5,000,000,000
11	[	•]	$5,500,000,000
12	[	•]	$6,000,000,000

Total:	[	•]

II.	Determination of Market Capitalization

A.	Market Capitalization, Generally.

For purposes of this Option, “Market Capitalization” on a particular day (the “Determination Date”) refers to either the “Six-month Market Cap” or the “Thirty-day Market Cap,” determined in accordance with the following:

1.	A trading day refers to a day on which the primary stock exchange or national market system on which the Ordinary Shares trade (e.g., the Nasdaq Global Select Market) is open for trading.

2.

The Company’s daily market capitalization for a particular trading day is equal to the product of (a) the total number of outstanding Shares as of the close of such trading day, as reported by the Company’s transfer agent, and (b) the closing price per Share as of the close of such trading day, as reported by The Nasdaq Stock Market (“Nasdaq”) (or other reliable source selected by the Administrator if Nasdaq is not reporting a closing price for that day) (such product, the “Daily Market Capitalization”).

3.

The “Six-month Market Cap” is equal to (a) the sum of the Daily Market Capitalization of the Company for each trading day during the six (6) calendar month period immediately prior to and including the Determination Date, divided by (b) the number of trading days during such period.

4.

The “Thirty-day Market Cap” is equal to (a) the sum of the Daily Market Capitalization of the Company for each trading day during the thirty (30) calendar day period immediately prior to and including the Determination Date, divided by (b) the number of trading days during such period.

[8]

Subject to other terms of this Agreement, in order for a particular Tranche to vest, the Market Capitalization Milestone set forth next to such Tranche must be achieved. Achievement of the vesting requirements for each Tranche shall be determined, approved and certified by the Administrator, in its sole, good faith discretion. Subject to any applicable clawback provisions, policies or other terms herein, once a milestone is achieved, it is forever deemed achieved for determining the vesting of a Tranche. For purposes of clarity, more than one Tranche may vest simultaneously upon a Certification, provided that the requisite Market Capitalization Milestones for each Tranche have been met.

[9]	Each tranche is equal to 0.5% of the issued and outstanding shares immediately after IPO.

In order for the Market Capitalization Milestone set forth above for any particular Tranche above to be met, both the Six-month Market Cap and the Thirty-day Market Cap must equal or exceed the value of such applicable Market Capitalization Milestone on any Determination Date.

III.	Vesting Determination upon Change in Control of the Company

In the event of a Change of Control, the Six-month Market Cap and Thirty-day Market Cap shall be disregarded and the Market Capitalization shall equal the product of (a) the total number of outstanding Shares immediately prior to the effective time of such Change in Control, as reported by the Company’s transfer agent, and (b) the greater of the (i) most recent closing price per Share immediately prior to the effective time of such Change in Control, as reported by Nasdaq (or other reliable source selected by the Administrator if Nasdaq is not reporting a closing price for that day), or (ii) per Share price (plus the per Share value of any other consideration) received by the Company’s stockholders in the Change in Control.

To the extent that any Tranche has not vested as of immediately before the effective time of the Change in Control and otherwise does not vest as a result of the Change in Control, such unvested Tranche will be forfeited automatically as of the effective time of the Change in Control and never shall become vested.

IV.	Termination Period

If the Participant ceases to be a Senior Executive Officer for any reason, the Administrator shall promptly assess whether any vesting requirements have been satisfied as of the Determination Date on or prior to the date the Participant ceases to be a Senior Executive Officer, and provide Certification of the same, effective as of the date the Participant ceases to be a Senior Executive Officer.

If Participant ceases to be a Senior Executive Officer for any reason, any portion of this Option that has not vested by the date of Participant’s cessation as a Senior Executive Officer will remain outstanding until the date of such final Certification specified in the immediately preceding paragraph (but in no event later than the Expiration Date) solely for purposes of such final Certification, and any such portion of the Option that fails to vest upon such final Certification will be forfeited automatically and never shall become vested. If, upon Participant’s cessation as a Senior Executive Officer, Participant continues as an Employee of the Company, and so long as Participant continues as an Employee of the Company, any vested and unexercised portion of the Option may be exercised until the Expiration Date of the Option.

If Participant ceases to be an Employee for any reason, this Option may, to the extent vested as of the date of Participant’s cessation as an Employee, be exercised until the one (1) year anniversary of the date of cessation as an Employee, but in no event later than the Expiration Date of the Option.

Notwithstanding the forgoing, this Option may expire other than as provided in this Section V as provided in Section 7 of the Terms and Conditions.

V.	Holding Period

During Participant’s lifetime, except as permitted under a cashless exercise in accordance with Section 6(b) of the Terms and Conditions and to satisfy tax withholding obligations in accordance with Section 9.2 of the Terms and Conditions, Participant shall not sell, transfer or dispose of the Shares acquired upon exercise of the Option until after the three (3) year anniversary of the applicable date of exercise of such Shares, or such other holding period as agreed in writing between the Administrator and the Participant; provided, however, the Participant may conduct transactions that involve merely a change in the form in which Participant owns such Shares (e.g., transfer Shares to an inter vivos trust for which Participant is the beneficiary during Participant’s lifetime), or as permitted by the Administrator consistent with the Company’s internal policies.

VI.	Acceptance of Option

By Participant’s acceptance of this Agreement either electronically through the electronic acceptance procedure established by the Company or through a written acceptance delivered to the Company in a form satisfactory to the Company, Participant agrees that this Option is granted under and governed by the terms and conditions of this Agreement, including the Terms and Conditions, attached hereto as Exhibit A, all of which are made a part of this document. Participant confirms that he has reviewed this Agreement in its entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated above.

[Signature page follows]

In witness whereof, Gambling.com Group, Inc. has caused this Agreement to be executed on its behalf by its duly-authorized officer on the day and year first indicated above.

GAMBLING.COM GROUP LIMITED

Name:
Title:

Agreed and accepted:

Participant:

EXHIBIT A

Part II. TERMS AND CONDITIONS OF STOCK OPTION GRANT

1.    Definitions. As used herein, the following definitions shall apply to the following capitalized terms:

1.1.     “Administrator” means the Board or any committee of Directors or other individuals (excluding Participant) satisfying Applicable Laws appointed by the Board; provided that while Participant is a Director, Participant shall recuse himself from any Board approvals relating to the administration of the Agreement or this Option.

1.2.    “Agreement” means this Performance Stock Option Agreement between the Company and Participant evidencing the terms and conditions of this Option.

1.3.    “Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards and the related issuance of shares of common stock, including but not limited to U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Ordinary Shares are listed or quoted and the laws of any non-U.S. country or jurisdiction applicable to the Option.

1.4.    “Board” means the Board of Directors of the Company.

1.5.    “Change in Control” means the occurrence of any of the following events:

(a)    A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event shall not be considered a Change in Control under this subsection (a). For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

(b)    A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (b), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(c)    A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (c), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (i) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (ii) a transfer of assets by the Company to: (A) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (C) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (D) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (c)(ii)(C). For purposes of this subsection (c), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 1.6, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

1.6. “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section, any valid regulation or other guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

1.7. “Company” means Gambling.com Group, Inc., a Jersey corporation, or any successor thereto.

1.8. “Director” means a member of the Board.

1.9. “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

1.10. “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

1.11. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.12. “Fair Market Value” means, as of any date, the value of Ordinary Shares determined as follows:

(a) If the Ordinary Shares are listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for the Ordinary Shares (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination (or if the day of determination is not a day on which the exchange or system is not open for trading, then the last day prior thereto on which the exchange or system was open for trading), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b) If the Ordinary Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Ordinary Shares on the day of determination (or if the day of determination is not a day on which the dealer is not open for trading, then the last day prior thereto on which the dealer was open for trading), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c) In the absence of an established market for the Ordinary Shares, the Fair Market Value will be determined in good faith by the Administrator.

1.13. “Non-Qualified Stock Option” means a stock option that by its terms does not qualify or is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

1.14. “Notice of Grant” means the written notice, in Part I of this Agreement titled “Notice of Stock Option Grant,” evidencing certain terms and conditions of this Option. The Notice of Grant constitutes a part of the Agreement.

1.15. “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

1.16. “Option” means this stock option to purchase Shares granted pursuant to this Agreement.

1.17. “Ordinary Shares” means the ordinary shares of the Company.

1.18. “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

1.19. “Participant” means the person named as the “Participant” in the Notice of Grant.

1.20. “Share” means an Ordinary Share, as adjusted in accordance with Section 7 of this Agreement.

1.21. “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

1.22. “Tax Obligations” means any tax and/or social insurance liability obligations and requirements in connection with the Option, including, without limitation, (i) all federal, state, and local taxes (including Participant’s Federal Insurance Contributions Act (FICA) obligation) that are required to be withheld by the Company or other payment of tax-related items related to the Option and legally applicable to Participant, (ii) Participant’s and, to the extent required by the Company, the Company’s fringe benefit tax liability, if any, associated with the grant, vesting, or exercise of the Option or sale of Shares, and (iii) any other Company taxes the responsibility for which Participant has, or has agreed to bear, with respect to the Option (or exercise thereof or issuance of Shares thereunder). For the avoidance of doubt, Tax Obligations shall include amounts due and payable by both employer and employee.

2. Grant of Option. The Company hereby grants to Participant named in the Notice of Grant the Option to purchase the number of Shares, as set forth in the Notice of Grant, at the Exercise Price Per Share set forth in the Notice of Grant (the “Exercise Price”), subject to all of the terms and conditions in this Agreement. Shares may be authorized, but unissued, or reacquired Ordinary Shares.

3. Vesting Requirements. The Option awarded by this Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant. Shares scheduled to vest upon the occurrence of a certain condition will not vest in Participant in accordance with any of the provisions of this Agreement, unless Participant will have been continuously a Senior Executive Officer from the Date of Grant set forth in the Notice of Grant (“Date of Grant”) until the date such vesting occurs.

4. Exercise of Option.

4.1. Right to Exercise. This Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the terms of this Agreement.

4.2. Method of Exercise. This Option is exercisable by delivery of an exercise notice, in a form approved by the Administrator (the “Exercise Notice”), or in a manner and pursuant to such procedures as the Administrator may determine, which will state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Agreement. The Exercise Notice will be completed by Participant and delivered to the Company. The Exercise Notice will be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares together with any Tax Obligations; provided that, it is understood and agreed that the Exercise Price may be by any of the methods described in Section 6 below at the election of Participant. This Option will be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by such aggregate Exercise Price.

5. Term of Option. Subject to Section 7, this Option may be exercised only within the term specified in the Notice of Grant, and may be exercised during such term only in accordance with the terms and conditions of this Agreement. In the event that the Company’s stockholders (a) do not approve the Option within twelve (12) months following the Date of Grant, or (b) vote upon the Option at any meeting of the Company’s stockholders and do not approve the Option by the requisite vote, in each case in accordance with the applicable rules of the Nasdaq Stock Market LLC (or other primary stock exchange or national market system on which the Ordinary Shares trade), the Option automatically will be forfeited as of such date and Participant shall have no further rights to the Option or any Shares underlying the Option. In no event may the Option or any portion thereof be exercised before the Company’s stockholders approve the Option, notwithstanding any vesting of all or a portion of the Option prior to such stockholder approval.

6. Method of Payment. Payment of the aggregate Exercise Price will be by any of the following, or a combination thereof, at the election of Participant.

6.1.1. cash; or

6.1.2. consideration received by the Company under a cashless exercise program, whether through a broker or otherwise, implemented by the Company in connection with the Option.

7. Adjustments; Dissolution of Liquidation; Merger or Change in Control.

7.1. Adjustments.

7.1.1. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Agreement (and in a manner that will not provide Participant with any greater benefit or potential benefits than intended to be made available under the Agreement, other than as may be necessary solely to reflect changes resulting from any such aforementioned event), will adjust the number, class, and exercise price of shares covered by the Option.

7.1.2. It is intended that, if possible, any adjustments contemplated by this Section 7.1 be made in a manner that satisfies applicable legal, tax (including, without limitation and as applicable in the circumstances, Section 409A of the Code) and accounting (so as not to trigger any charge to earnings with respect to such adjustment) requirements.

7.2. Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, the Option will terminate immediately prior to the consummation of such proposed action.

7.3. Merger or Change in Control. In the event of a merger or Change in Control, the Option will be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation, provided that the Administrator may not accelerate the vesting of any portion of the Option, and any portion of the Option that is unvested as of the effective time of a Change in Control will terminate automatically upon such effective time. Notwithstanding anything to the contrary herein, upon a Change in Control, any vested and unexercised portion of the Option will be exercisable until the Expiration Date of the Option. For the purposes of this Section 7.3, the Option will be considered assumed if, following the Change in Control, the Option confers the right to purchase or receive, for each Share subject to the Option immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Ordinary Shares for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Ordinary Shares in the Change in Control. Notwithstanding anything in this Section 7.3 to the contrary, the Option will not be considered assumed if the Company or its successor modifies any performance goals under this Agreement without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure or in accordance with Section 7.1 will not be deemed to invalidate an otherwise valid Option assumption.

8. Leave of Absence. Unless the Administrator provides otherwise, vesting of the Option will be suspended during any unpaid leave of absence.

9. Tax Matters.

9.1. Tax Obligations. Participant acknowledges that, regardless of any action taken by the Company, the ultimate liability for any Tax Obligations is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company. Participant further acknowledges that the Company (A) makes no representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends or other distributions, and (B) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate Participant’s liability for Tax Obligations or achieve any particular tax result. Further, if Participant is subject to Tax Obligations in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the Company may be required to withhold or account for Tax Obligations in more than one jurisdiction. If Participant fails to make satisfactory arrangements for the payment of any required Tax Obligations hereunder at the time of the applicable taxable event, Participant acknowledges and agrees that the Company may refuse to issue or deliver the Shares. The Participant shall be fully responsible for and in respect of any Tax Obligations relating to Participant’s Award, and shall indemnify the Company for any Tax Obligations arising solely as a result of the Participant’s failure to notify the Company of Participant’s Tax Residency in accordance with Section 9.5 herein. .

9.2. Tax Withholdings. Pursuant to such procedures as the Administrator may specify from time to time, the Company shall withhold the amount required to be withheld for the payment of Tax Obligations. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit Participant to satisfy such Tax Obligations, in whole or in part (without limitation), if permissible by Applicable Laws, by (i) paying cash, or (ii) selling a sufficient number of such Shares otherwise deliverable to Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the minimum amount that is necessary to meet the withholding requirement for such Tax Obligations (or such greater amount as Participant may elect if permitted by the Administrator, if such greater amount would not result in adverse financial accounting consequences).

9.3. Code Section 409A. Under Code Section 409A, a stock right (such as the Option) granted with a per Share exercise price that is determined by the Internal Revenue Service (the “IRS”) to be less than the fair market value of a Share on the date of grant (a “Discount Option”) may be considered “deferred compensation” and subject the holder of the Discount Option that is subject to U.S. taxation to adverse tax consequences. Participant agrees that if the Participant is a U.S. taxpayer and the IRS determines that the Option was granted with a per Share exercise price that was less than the fair market value of a Share on its date of grant, Participant will be solely responsible for Participant’s costs related to such a determination. In no event will the Company or any Parent or Subsidiary of the Company have any liability or obligation to reimburse, indemnify, or hold harmless Participant (whether or not such Participant is a U.S. taxpayer) for any taxes, interest, or penalties that may be imposed, or other costs incurred, as a result of Section 409A or any state law equivalent.

9.4. Tax Consequences. Participant has reviewed with Participant’s own tax advisors the U.S. federal, state, local and non-U.S. tax consequences of this investment and the transactions contemplated by this Agreement. With respect to such matters, Participant relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral. Participant understands that Participant (and not the Company) shall be responsible for Participant’s own Tax Obligations and any other tax-related liabilities that may arise as a result of this investment or the transactions contemplated by this Agreement.

9.5. Tax Residency. As of the Effective Date, Participant represents and warrants that Participant is solely resident for tax purposes in [•] (Participant’s “Tax Residency”). Participant will notify the Administrator in writing if the Participant changes Participant’s Tax Residency .

10. Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

11. No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING PROVISIONS HEREOF IS EARNED ONLY BY (AMONG OTHER THINGS) CONTINUING AS A SENIOR EXECUTIVE OFFICER AT THE WILL OF THE COMPANY AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THE OPTION OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING PROVISIONS SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SENIOR EXECUTIVE OFFICER FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SENIOR EXECUTIVE OFFICER OR AS A SERVICE PROVIDER OF THE COMPANY OR ANY PARENT OR SUBSIDIARY OF THE COMPANY AT ANY TIME, WITH OR WITHOUT CAUSE.

12. Forfeiture Events. The Administrator shall require, in all appropriate circumstances, forfeiture or repayment with respect to this Option, where: (a) the vesting of the Option, or any portion of the Option, was predicated upon achieving certain financial results that subsequently were the subject of a financial restatement of the Company’s financial statements previously filed with the SEC (such restated financial results, the “Restated Financial Results”); and (b) a lesser portion of the Option would have vested based upon the restated financial results. In each such instance, (i) Participant shall forfeit the vested portion of the Option that would not have vested based on the Restated Financial Results (the “Forfeited Portion”); provided that (ii) to the extent that Participant has exercised any Shares subject to the Forfeited Portion (the “Purchased Shares”), the Purchased Shares shall be forfeited to the Company; and provided further, that (iii) to the extent Participant transferred or disposed of in any manner any Purchased Shares, Participant shall pay to the Company the gross amount of the proceeds resulting from the transfer or other disposition of such Purchased Shares, in a single cash lump sum no later than thirty (30) days following written notice by the Company. For purposes of the immediately preceding sentence, any forfeiture or repayment required under this Section 12 shall be net of any payments made to Company to exercise this Option, as applicable, and shall be satisfied (A) first via forfeiture of any vested and outstanding portion of the Option in accordance with clause (i) of this Section, (B) next via the forfeiture, of any Shares exercised under the Option Participant holds, in accordance with clause (ii) of this Section, as applicable, and (C) lastly by requiring repayment pursuant to clause (iii) of this Section, as applicable. Notwithstanding any provisions to the contrary under this Agreement, the Option shall be subject to any clawback policy of the Company currently in effect or that may be established and/or amended from time to time that applies to this Option (the “Clawback Policy”), provided that the Clawback Policy does not discriminate solely against Participant except as required by Applicable Laws, and provided further that if there is a conflict between the terms of this Option and the Clawback Policy, the more stringent terms, as determined by the Administrator in good faith, shall apply. The Administrator may require Participant to forfeit, return or reimburse the Company all or a portion of the Option and any amounts paid thereunder pursuant to the terms of the Clawback Policy or as necessary or appropriate to comply with Applicable Laws.

13. Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Board of Directors of the Company at 22 Grenville Street Saint Helier JE4 8PX, Channel Island of Jersey, or at such other address as the Company may hereafter designate in writing.

14. Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Participant only by Participant.

15. Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon Participant and Participant’s heirs, legatees, legal representatives, executors, administrators, successors and assigns. The rights and obligations of Participant under this Agreement may be assigned only with the prior written consent of the Company.

16. Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration, qualification or rule compliance of the Shares upon any securities exchange or under any state, federal or non-U.S. law, the tax code and related regulations or under the rulings or regulations of the SEC or any other governmental regulatory body or the clearance, consent or approval of the SEC or any other governmental regulatory authority (together, the “Issuance Requirements”) is necessary or desirable as a condition to the purchase by, or issuance of Shares to, Participant (or Participant’s estate) hereunder, such purchase or issuance will not occur unless and until such Issuance Requirements will have been completed, effected or obtained free of any conditions not acceptable to the Company. Shares will not be issued pursuant to the exercise of the Option unless the exercise of the Option and the issuance and delivery of such Shares will comply with Applicable Laws and, to the extent the Company determines to be appropriate, will be further subject to the approval of counsel for the Company with respect to such compliance. Subject to the terms of the Agreement, the Company shall not be required to issue any certificate or certificates for Shares hereunder prior to the lapse of such reasonable period of time following the date of exercise of the Option as the Administrator may establish from time to time for reasons of administrative convenience. The Company will make all reasonable efforts to meet the Issuance Requirements. Assuming such satisfaction of the Issuance Requirements, for income tax purposes the Exercised Shares will be considered transferred to Participant on the date the Option is exercised with respect to such Exercised Shares. The inability of the Company to meet the Issuance Requirements deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such Issuance Requirements will not have been met. As a condition to the exercise of the Option, the Company may require the person exercising the Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

17. Administrator Authority. The Administrator will have the power and authority to construe and interpret this Agreement and to adopt such rules for the administration, interpretation and application of the Agreement as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Shares subject to the Option have vested and whether any Change in Control has occurred). No acceleration of vesting of any portion of this Option will be permitted on a discretionary basis without the approval of the Company’s stockholders. All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to this Agreement.

18. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to Options awarded under this Agreement or future options that may be awarded by the Company by electronic means or request Participant’s consent to participate in any equity-based compensation plan or program maintained by the Company by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in such plan or program through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

19. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

20. Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

21. Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Code Section 409A or otherwise to avoid imposition of any additional tax or income recognition under Code Section 409A in connection with this Option.

22. No Waiver. Either party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party from thereafter enforcing each and every other provision of this Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.

23. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding this Agreement, or Participant’s acquisition or sale of the underlying Shares. Participant is hereby advised to consult with Participant’s own tax, legal and financial advisors regarding this Agreement before taking any action related to this Agreement.

24. Governing Law and Venue. This Agreement will be governed by the laws of Jersey, Channel Islands, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Option or this Agreement, the parties hereby submit to and consent to the jurisdiction of Jersey, Channel Islands and agree that such litigation will be conducted in the Courts of Jersey, Channel Islands.